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                                                                     Exhibit 8.3

                    [Letterhead of Appleby Spurling & Kempe]

                                                         23 August 2001

Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08

Dear Sirs

Tyco International Ltd. (the "Company")--Registration Statement on Form S-4
Registration No 333--[       ]

   We have acted as attorneys in Bermuda for the Company in connection with the Registration Statement on Form S-4 (File No. 333-[ ]) (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933 (as amended). Pursuant to the Registration Statement Tyco Acquisition Corp. XXIV (NV) ("Tyco Acquisition"), a wholly owned subsidiary of the Company, has offered to exchange (the "Offer") a fraction of a common share, par value US$0.20 per share, of the Company (the "Common Shares"), for each outstanding share of common stock, par value US$0.01 per share in Sensormatic Electronics Corporation, a Delaware corporation ("Sensormatic") in connection with the proposed merger of Sensormatic with and into Tyco Acquisition (the "Merger") pursuant to the Agreement and Plan of Merger by and between Tyco Acquisition and Sensormatic dated as of August 3, 2001 (the "Merger Agreement").

   In connection therewith, we have reviewed the discussion on the Bermuda tax consequences of the Offer and the Merger set forth under the caption "Bermuda Tax Consequences" in the Registration Statement.

   In rendering our opinion, we have examined a draft of the Registration Statement emailed to us on 21 August, 2001 and to be dated 23 August, 2001, the Merger Agreement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company maintained at its registered office in Bermuda as we have deemed necessary or appropriate in connection with this opinion. Terms not otherwise defined herein have the meanings assigned to them in the Registration Statement.

   In stating our opinion we have assumed, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies, the genuineness of all signatures on such documents, that the factual statements in the Registration Statement and in the Merger Agreement are accurate and that when filed the Registration Statement will not differ in any material respect from the draft which we have examined.

   It is our opinion that the Bermuda tax consequences of the delivery of the Common Shares to the Sensormatic shareholders in exchange for Sensormatic common stock pursuant to the Offer and the Merger are as set forth in the Discussion. Our opinion is limited to such matters as of its date, is to be governed by and construed in accordance with the laws of Bermuda and we express no opinion as to the laws of any other territory or jurisdiction.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Bermuda Tax Consequences" in the Registration Statement.

                                          Yours faithfully

                                          /s/ Appleby Spurling & Kempe